FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2011 SECOND QUARTER RESULTS

Santa Monica, CA – May 11, 2011 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carry and protective solutions, today announced financial results for its second fiscal quarter ended March 31, 2011.

Fiscal 2011 Second Quarter Financial Results – Compared to Fiscal 2010 Second Quarter:

  Net sales increased $0.6 million, or 13%, to $5.0 million in the 2011 Quarter due to higher sales of diabetic products, which increased $0.4 million, or 11%, and higher sales of Other Products, which increased $0.2 million, or 23%.

  Gross profit increased $0.2 million, or 16%, to $1.2 million in the 2011 Quarter primarily due to the increase in net sales and to a lesser extent, decreases in Hong Kong costs and freight, duties, and customs. These improvements were offset, in part, by higher materials costs due largely to new product launches.

  Selling expenses of $0.7 million increased $0.1 million, or 24%, in the 2011 Quarter primarily due to higher personnel costs, and to a lesser extent, higher promotion and sampling costs.

  General and administrative expenses of $1.1 million increased $0.5 million, or 99%, in the 2011 Quarter primarily due to higher personnel costs and related travel and entertainment expenses. To a lesser extent, higher professional fees also contributed to the increase.

  Other income (expense) rose $74 thousand to $53 thousand of income in the 2011 Quarter due primarily to foreign currency transaction gains compared to losses in the 2010 Quarter, and to a lesser extent, to an increase in interest income attributable to interest on a note receivable.

  Net loss was $0.6 million, or ($0.07) per share, in the 2011 Quarter compared to a net loss of $0.1 million, or ($0.01) per share, in the 2010 Quarter. This resulted from higher operating expenses (primarily general and administrative expenses), which were offset, in part, by higher gross profit and other income.

Fiscal 2011 Six-Month Period Financial Results – Compared to six-month period ended March 31, 2010:

  Net sales increased $2.4 million, or 28%, to $11.0 million in the 2011 Period due to higher sales of diabetic products, which increased $1.5 million, or 23%, and higher sales of Other Products, which increased $0.9 million, or 45%.

  Gross profit increased $0.6 million, or 32%, to $2.5 million in the 2011 Period primarily due to the increase in net sales and to a lesser extent, decreases in Hong Kong costs and freight, duties, and customs. These improvements were offset, in part, by higher materials costs.

  Selling expenses of $1.1 million increased $0.1 million, or 11%, in the 2011 Period primarily due to higher personnel costs, and to a lesser extent, higher promotion and sampling costs, and postage costs.

  General and administrative expenses of $2.0 million increased $0.8 million, or 66%, in the 2011 Period primarily due to higher personnel costs and related travel and entertainment expenses. To a lesser extent, higher professional fees (incurred in connection with effort to acquire Flash Ventures, Inc.), public costs, and office expenses also contributed to the increase.

  Other income (expense) rose $61 thousand to $47 thousand of income in the 2011 Period due primarily to foreign currency transaction gains compared to losses in the 2010 Period and to a lesser extent, to an increase in interest income attributable to interest on a note receivable.

  Net loss was $0.5 million, or ($0.07) per share, in the 2011 Period compared to a net loss of $0.3 million, or ($0.04) per share, in the 2010 Quarter. This resulted from higher operating expenses (primarily general and administrative expenses), which were offset, in part, by and higher gross profit and other income.

Brett M. Johnson, Forward’s President and Chief Executive Officer, commented: “We continue to make steady progress in increasing our level of sales.  We are particularly heartened by new customer revenues, which speaks to broadening our customer base, which is critical to internally generated growth. As we implement our strategy to increase our selling capability, develop new products, and develop a retail sales channel, we have hired top-notch sales and operations professionals.  This does not come without cost, and it is the investment in selling, general, and administrative expense that is, for the most part, the cause for the operating losses in fiscal 2011 and unfavorable comparisons with last year.  We anticipate that the investment in operating expenses will be in greater evidence for the remainder of the year as the cost of these hires kicks in for full reporting periods.”

Mr. Johnson continued: “We decided not to proceed with our previously announced acquisition of Flash Ventures, Inc., as we were unable to reach a definitive agreement on mutually acceptable terms.  However, we remain focused on leveraging our core competencies and developing distribution channels. We are looking carefully at technology joint ventures and acquisitions that focus on consumer electronic accessory technologies. We will continue to evaluate potential acquisitions when they are in your company’s best interests.

“We believe there is significant opportunity for further progress in Fiscal 2011 as we look to expand and diversify our product lines, distribution channel, and customer base, with the purpose of positioning the Company as a leader in technology accessory offerings, and we look forward to updating you on our progress.”

The tables below present our Fiscal 2011 second quarter results and are derived from the Company’s unaudited, condensed consolidated financial statements included in its Form 10-Q filed today with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete, interim financial statements, and more detailed information regarding the Company’s results of operations and financial condition relating to the three and six-month periods ended March 31, 2011, as well as the Company’s Form 10-K for the fiscal year ended September 30, 2010, for additional information.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Actual results may differ substantially from those expressed or implied in such forward looking statements due to a number of factors. Such risk factors include but are not limited to those discussed in Item 2, Part I, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q filed today with the SEC, as well as in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, which factors are incorporated herein by reference.

Such risk factors include, among others: the loss of any key customer or material sales in our Diabetic Products line, where customer and sales concentration are high; whether important customers reduce or discontinue inclusion of carry solutions “in box” with their electronic products; the impact on our business and results of operations of an acquisition or the failure to make an acquisition; the potential lag in time between increased operating expenses incurred to implement our growth strategy and the time we begin to realize the benefits in increased revenue, if at all; the concentration of our accounts receivable in a small number of customers and our ability to collect payment; the adverse impact of customer pricing pressures on gross margins; failure of a third party borrower to repay us in full the principal of a note; fluctuations in foreign currency exchange rates that could result in increased costs or reduced revenues; levels of demand and pricing generally for electronic devices sold by our customers for which we supply carry solutions; the development of quality control, delivery, or pricing issues involving our Asian suppliers; uncertainties in the financial and credit markets; changes in, governmental regulations; variability in order flow from our OEM customers; a significant change in the Company’s relationship with one or more key customers (including changes affecting their businesses); and the loss of key sales personnel who have significant influence on our relationships with some of our largest customers.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions for hand held electronic devices. Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

CONTACT:

Forward Industries, Inc.

James McKenna, CFO

(954) 419-9544

FORWARD INDUSTRIES, INC.

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Net sales.............................................................................	$4,996,267	$4,419,681	$10,964,474	8,546,453
Cost of goods sold..............................................................	3,841,999	3,425,938	8,433,676	6,628,515
Gross profit........................................................................	1,154,268	993,743	2,530,798	1,917,938

Operating expenses:
Selling...........................................................................	662,447	533,286	1,103,437	991,558
General and administrative........................................	1,099,591	551,414	2,011,911	1,211,535
Total operating expenses..................................	1,762,038	1,084,700	3,115,348	2,203,093

Loss from operations........................................................	(607,770)	(90,957)	(584,550)	(285,155)

Other income (expense):
Interest income...........................................................	29,748	8,700	35,403	29,032
Other income (expense), net.....................................	23,234	(29,937)	11,834	(43,057)
Total other income (expense)..........................	52,982	(21,237)	47,237	(14,025)

Net loss ..............................................................................	$(554,788)	$(112,194)	$(537,313)	$(299,180)

Net loss per common and common equivalent share
Basic and diluted........................................................	$(0.07)	$(0.01)	$(0.07)	$(0.04)

Weighted average number of common and common equivalent shares outstanding
Basic and diluted........................................................	8,085,875	7,964,938	8,125,304	7,952,462

FORWARD INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2011	2010
Assets	(Unaudited)	(Note 1)
Current assets:
Cash and cash equivalents...........................................................................................	$16,292,122	$18,471,520
Accounts receivable, net ..............................................................................................	4,240,424	4,621,181
Inventories, net...............................................................................................................	1,167,066	1,036,386
Note receivable...............................................................................................................	1,024,260	--
Prepaid expenses and other current assets................................................................	307,620	240,651
Total current assets..........................................................................................	23,031,492	24,369,738

Property and equipment, net.........................................................................................	161,748	115,205
Other assets.....................................................................................................................	52,276	46,032
Total Assets........................................................................................................................	$23,245,516	$24,530,975

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable...........................................................................................................	$1,827,080	$2,439,273
Accrued expenses and other current liabilities...........................................................	601,187	885,332
Total liabilities...................................................................................................	2,428,267	3,324,605

Commitments and contingencies....................................................................................

Shareholders’ equity:
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized; no shares issued and outstanding.......................................................................	--	--
Common stock, par value $0.01 per share; 40,000,000 shares authorized, 8,792,296 and 8,761,629 shares issued; and 8,085,886 and 8,055,219 shares outstanding, respectively........................	87,923	87,616
Capital in excess of par value........................................................................................	16,617,027	16,469,142
Retained earnings............................................................................................................	5,372,356	5,909,669
Treasury stock, 706,410 shares at cost........................................................................	(1,260,057)	(1,260,057)
Total shareholders’ equity...............................................................................................	20,817,249	21,206,370
Total liabilities and shareholders’ equity......................................................................	$23,245,516	$24,530,975